SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of the Effective Date by and among Mawae Rex Morton (“Executive”) and Cyanotech Corporation, a Nevada corporation (the “Company” or “Cyanotech”), with Morton and the Company together referred to herein as the “parties.”

1.     Resignation and Separation of Employment. Pursuant to his formal written resignation delivered to the Board of Directors of the Company on April 22, 2019, Executive’s final date of employment with the Company will be May 22, 2019 (the “Separation Date”).

(a)     Prior to or as of the Separation Date, Executive resigned from any officer, director, or other legal position associated with Cyanotech including, but not limited to, his position as President and Chief Executive Officer of Cyanotech, his position as a Director of Cyanotech, and any position he may hold with any subsidiary or affiliate of Cyanotech. Executive agrees that, as of the Separation Date, he will cease to be an officer, director or employee of, or have any connection with, or claims against, Cyanotech or its subsidiary, except for payment of final wages and accrued and unused vacation as set forth below, and the payments or benefits due hereunder.

(b)     Executive has been paid all compensation owed to Executive through the Separation Date. Executive has submitted all outstanding expense reimbursement requests as of the date signed below, and those expenses will be reimbursed in accordance with Company policy.

(c)     By signing the Agreement below, Executive acknowledges and agrees that this Agreement fully satisfies and supersedes all prior agreements with Executive, including but not limited to the Executive Employment Agreement dated July 14, 2017, as amended by the First Amendment to Executive Employment dated January 10, 2018 (as so amended, the “Executive Employment Agreement”), and that the Executive Employment Agreement is hereby terminated as of the Separation Date; provided, however, that the provisions of the Executive Employment Agreement set forth in Section 12 (Noncompetition), Section 13 (Non-Disparagement), Section 14 (Confidential Information), Section 15 (Intellectual Property), Section 20 (Governing Law), and Section 22 (Arbitration) (collectively, the “Surviving Provisions”) shall survive and continue to be binding on Executive and the Company. Executive further acknowledges and agrees that no further compensation or other benefits are due Executive by the Company except as provided under this Agreement and, other than the Surviving Provisions, this Agreement will exclusively govern the relationship between Executive and Cyanotech from and after the Separation Date.

2.     Stock Awards. In connection with his employment with the Company, Executive has previously been granted certain restricted stock units (“RSUs”) and options to purchase common stock of the Company (“Stock Options”), in each case pursuant to the Company’s 2016 Equity Incentive Plan. As of the Separation Date, Executive has vested in 33 RSUs, for which he has been issued shares of the Company’s common stock, 25,000 Stock Options with an exercise price of $3.35 per share, and 15,000 Stock Options with an exercise price of $3.83 per share. In addition, Executive holds 1,993 unvested RSUs, 50,000 unvested Stock Options with an exercise price of $3.35 per share and 30,000 unvested Stock Options with an exercise price of $3.83 per share. Vesting for all unvested RSUs and Stock Options held by Executive is hereby accelerated and such RSUs and Stock Options shall be deemed vested as of the Separation Date. The exercise period for the Stock Options held by Executive as of the Separation Date is hereby extended to December 6, 2019. Immediately following such date, any remaining unexercised Stock Options shall be automatically terminated and surrendered to the Company and shall cease to be outstanding.

3.     Severance Benefits. In exchange for executing this Agreement, and abiding by all terms, the Company will provide Executive with the following (the “Severance Benefits”):

(a)     Severance payments in the total gross amount of $180,000.00 (One Hundred and Eighty Thousand Dollars and Zero Cents) to be paid in equal installments over twelve (12) months on normal payroll dates, with the first payment in the gross amount of $7,500.00 (Seven Thousand Five Hundred Dollars) to be paid on the later of (i) five days following the Effective Date; or (ii) June 6, 2019. All severance payments shall be subject to all required taxes and withholdings. The Company shall have the right to discontinue these payments if Executive breaches any of his obligations under this Agreement or the Surviving Provisions.

(b)     Executive shall be paid for four and one-half (4.5) weeks of accrued and unused paid time off as follows: (i) $10,000.00 (Ten Thousand Dollars) in the first calendar month following the Effective Date; (ii) $10,000.00 (Ten Thousand Dollars) in the second calendar month following the Effective Date; and (iii) the remaining $8,125.00 (Eight Thousand One Hundred Twenty Five Dollars and Zero Cents) shall be paid in the third calendar month following the Effective Date.

(c)     The Company agrees to grant Executive an aggregate of Sixty-Eight Thousand Four Hundred (68,400) shares of the Company’s common stock in equal monthly installments of 5,700 shares over the 12-month period beginning on or about the Effective Date (the “Share Grants”). Each monthly Share Grant will be made within the first five (5) business days following the first day of the month; provided that the Share Grants are expressly conditioned upon Executive’s continued compliance with his obligations under this Agreement and the Surviving Provisions, and the Company shall have the right to discontinue the Share Grants if Executive breaches any of such obligations. Unless Executive has earlier delivered cash to the Company in an amount equal to the Company’s aggregate minimum statutory withholding for all applicable federal, state and local taxes (the “Requisite Withholding Amount”) with respect to such Share Grants, then the Company shall retain that portion of each Share Grant necessary for the Company to remit the Requisite Holding Amount to the applicable taxing authorities. The parties acknowledge and agree that the Requisite Withholding Amount cannot be determined until the date of each Share Grant, but understand that it will constitute approximately 36% of each such Share Grant.

(d)     Executive acknowledges and agrees that, but for Executive’s execution of this Agreement, Executive would not otherwise be entitled to the Severance Benefits. Executive acknowledges that the Severance Benefits are made in consideration for the promises and obligations contained herein, and that such Severance Benefits constitutes adequate legal consideration for such promises and obligations.

4.     General Release. In consideration for the Severance Benefits, Executive releases and waives any and all claims that Executive might possibly have against the Company, whether Executive is aware of them or not. In legal terms, this means that, individually and on behalf of his or her representatives, successors, and assigns, Executive does hereby completely release and forever discharge the Company, its parent, subsidiaries, divisions, affiliates, and their respective predecessors in interest, members, partners, principals, shareholders, directors, officers, agents, attorneys, employees, and representatives, and the successors and assigns of each of them (each a “Company Released Party”), from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Executive may now have, or has ever had, except as to the obligations specified in this Agreement This Release covers all statutory, common law, constitutional and other claims, including but not limited to:

(a)     Any and all claims for wrongful discharge, constructive discharge, or wrongful demotion;

(b)     Any and all claims relating to any contracts of employment, express or implied, or breach of the covenant of good faith and fair dealing, express or implied;

(c)     Any and all tort claims of any nature, including but not limited to claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress;

(d)     Any and all claims for wages, compensation, bonuses, commissions, penalties, and/or benefits under any statutory or common law theory whatsoever;

(e)     Any and all claims for discrimination or harassment based on sex, race, age, national origin, religion, disability, medical condition, or any other protected characteristic under federal, state or municipal statutes or ordinances; any claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans With Disabilities Act, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Hawaii Discriminatory Practices law (Haw. Rev. Stat. §§ 378-1 to 378-6); Hawaii Whistleblowers’ Protection Act (Haw. Rev. Stat. §§ 378-61 to 378-68), and any other laws and regulations relating to employment;

(f)     Any and all claims for attorneys’ fees or costs; and

(g)     Any and all rights Executive may have to any continuing or future employment with any Released Party.

This release is not intended to encompass any rights or claims that i) arise out of the performance of this Agreement; or ii) cannot be released by Executive as a matter of law, including, but not limited to, any claims for indemnity, or claims for workers’ compensation or unemployment benefits. Nor is this release intended to prevent Executive from filing a statutory claim concerning employment with the Company or the termination thereof with the federal Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state agencies. However, if Executive does so, or if any such claim is prosecuted in his/her name before any court or administrative agency, Executive waives and agrees not to take any award of money or other damages from such suit.

5.     Waiver of Unknown Future Claims. Executive understands that Executive hereby voluntarily waives all rights arising under known or unknown claims, and elects to assume all risks for claims that now exist in his/her favor, known or unknown, arising from the subject matter of this Agreement..

6.     No Claims. Executive represents and warrants that he has not instituted any complaints, charges, lawsuits or other proceedings against any Company Released Parties with any governmental agency, court, arbitration agency or tribunal.

7.     Cooperation. In consideration of this Agreement, Executive will fully cooperate with Cyanotech and its counsel as it relates, in any way, to any foreign or domestic dispute (including, but not limited to, litigation, arbitration, and federal, state or local administrative inquiry) arising out of or related to any services he performed for Cyanotech and which occurred during his employment with, or time providing other services to, Cyanotech. Full cooperation shall include, but not be limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to Cyanotech without the need of the subpoena process. During the period Executive is receiving Severance Benefits, such cooperation will be provided by Executive without further compensation, other than reimbursement for reasonable out of pocket business expenses such as transportation, lodging, parking and meals or as specifically agreed in advance and in writing. After such period, such cooperation will be provided by Executive; provided, the Company pays him a per diem determined using his base salary as of his Separation Date, reimburses Executive for reasonable out of pocket business expenses such as transportation, lodging, parking and meals, and schedules his cooperation, to the extent reasonably practicable, so as not to unreasonably interfere with Executive’s business or personal affairs. In addition, as a condition to Cyanotech executing this Agreement and providing the Severance Benefits hereunder, Executive agrees to cooperate in all matters relating to the transition of his employment (including with respect to internal and external communication plans) and other matters reasonably requested by Cyanotech after the Separation Date, without further compensation.

8.     Non-Competition; Confidentiality.

(a)     Non-Competition. Section 12 (Noncompetition) of the Executive Employment Agreement is incorporated herein by reference.

(b)     Confidential Information; Trade Secrets.

(i)

“Confidential Information” means all information and material which is proprietary to the Company, whether or not marked as “confidential” or “proprietary,” and which was disclosed to or obtained from the Company by Executive, which relates to the past, present or future research, development or business activities of the Company. Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following: business records, intellectual property licensing programs, licensing terms and conditions, strategic planning, business acquisition planning, business development, joint venture planning, forward planning, strategic initiatives, prospective patent portfolio information, prospective investor information, prospective joint venture information, designs, drawings, specifications, techniques, models, data, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, “know-how,” new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other non-public business information. Confidential Information does not include any information which (A) is or becomes generally available to the public by acts other than those of Executive after receiving it, or (B) has been received lawfully and in good faith by Executive from a third party who did not derive it from the Company in violation of a duty or obligation of confidentiality.

(ii)

“Trade Secrets” shall mean any scientific or technical data, information, design, process, procedure, formula or improvement that is commercially available to any of the Company and is not generally known in the industry.

(iii)

From and after the Separation Date, neither Executive nor any of his agents or representatives shall, directly or indirectly, publish or otherwise disclose, or permit others to publish, divulge, disseminate copy or otherwise disclose the Trade Secrets or Confidential Information of the Company.

(iv)	From and after the Separation Date, Executive will not engage in competition with the Company while making use of the Trade Secrets of the Company.

(c)     Defend Trade Secrets Act of 2016. The obligations of this Section do not apply to any Confidential Information Executive is affirmatively authorized to disclose pursuant to any provision of applicable law. Pursuant to the Defend Trade Secrets Act of 2016, Executive acknowledges that Executive shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his/her attorney and may use the trade secret information in the court proceeding, if Executive or his/her attorney files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

(d)     Incorporation by Reference. Executive further acknowledges and hereby affirms Executive’s continuing obligations under the Sections 14 (Confidential Information) and 15 (Intellectual Property) of the Executive Employment Agreement, which Executive executed as a condition of employment, and which terms are incorporated herein by reference to the extent such terms are not inconsistent with this Agreement.

(e)     Remedies. Executive acknowledges that unfair competition, misappropriation of Trade Secrets or violation of any of the provisions contained in this Section, would cause irreparable injury to the Company, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that the Company shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages.

9.     Section 409A.

(a)     Notwithstanding anything to the contrary in this Agreement, no Severance Benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. For purposes of this Agreement and for determining what amounts are Deferred Payments, Executive shall be deemed to have incurred an “involuntary separation from service,” as such term is defined in Treasury Regulation Section 1.409A-1(n). Further, for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. No separation payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

(b)     Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit without regard to such delay. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit without regard to such delay. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations to the extent permissible thereunder.

(c)     Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

(d)     The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Executive agrees to amend this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition to Executive under Section 409A, so long as such amendment or action does not reduce Executive’s benefits hereunder. Executive has had an opportunity to review this Agreement with his own legal and tax advisors and understands that Cyanotech does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement. In any event, except for Cyanotech’s responsibility to withhold any applicable income and employment taxes from compensation paid or provided to Executive, Cyanotech shall not be responsible for the payment of any applicable taxes, penalties or interest on compensation paid or provided to Executive pursuant to this Agreement. In no event will the Company reimburse Executive for any penalties, taxes or interest that may be imposed on Executive as a result of Section 409A.

10.     Return of Property. Prior to the Separation Date, Executive agrees to return all property of the Company, including keycards, computers, personal communication devices, passwords, hard copy and electronic files. In addition, prior to the Separation Date, Executive agrees to destroy or surrender and deliver to Company all records, notes, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information and Executive will not retain or take with him any tangible materials containing or pertaining to any Confidential Information that Executive may have produced, acquired or obtained access to during the course of his employment except for copies of Executive’s own employment records. At the Company’s request, Executive will certify in writing that Executive has destroyed or returned, as applicable, all Confidential Information in Executive’s possession.

11.     Nonsolicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

12.     Consideration Period; Older Worker Benefit Protection Act Protections. Pursuant to the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act, the Company hereby advises Executive of the following:

(a)	Executive is advised to consult with an attorney prior to signing this Agreement.

(b)

Executive has up to twenty-one (21) days within which to consider whether Employee should sign this Agreement. Executive may sign this Agreement at any time during this 21-day period. Modification to the Agreement will not extend the consideration period.

(c)

If Executive signs the Agreement, Executive shall have seven (7) days thereafter to revoke the Agreement. To revoke the Agreement, Executive must deliver written notice of the revocation to Amy Nordin the Company’s Director of Human Resources, so that it is received before the seven-day revocation period expires. If Executive revokes the Agreement, Executive shall not be entitled to any Severance Benefits.

(d)	If Executive does not revoke the Agreement, it becomes effective (the “Effective Date”) eight days after Executive executes the Agreement below and returns it to the Company (Attention: Amy Nordin).

(e)	In signing this Agreement, Executive is not releasing or waiving any claims based on conduct or events that occur after the Agreement is signed.

13.     Non-Disparagement. Executive agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, any products, services, or operations of the Company, or any of the former, current, or future officers, directors, or employees of the Company. Executive acknowledges and agrees that this prohibition extends to statements, written or oral, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and clients, customers, or potential clients or customers of the Company and its affiliates. This Paragraph does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to the Company Board of Directors.

14.     Consequences of Breach. Executive shall indemnify and hold each Company Released Party harmless from any loss, cost, damage, or expense (including attorneys’ fees) incurred by them arising out of Executive’s breach of any portion of this Agreement. In addition, Executive agrees that if Executive breaches any of Executive’s obligations under the Agreement: (a) the Share Grants shall cease; (b) the Company may cease payments due to Executive, or recover any payments previously made to Executive , under Paragraph 3, to the extent permitted by law; and/or (c) the Company may obtain all other relief provided by law or equity, including the right to recover as damages the amount of any judgment recovered against it, reasonable attorney’s fees and other costs and expenses of defending against any claim brought in breach of this Agreement.

15.     Securities Law Compliance.

(a)     In connection with the Share Grants provided herein, Executive hereby represents and warrants to the Company as of the Separation Date, as follows:

(i)

As a result of Executive’s prior status as an officer of the Company, Executive has a pre-existing business relationship with the Company and its officers, directors and controlling persons and through such relationships can reasonably be assumed by the Company to have the capacity to evaluate the merits and risks of an investment in the Company and to protect Executive’s own interests in connection with this transaction;

(ii)

Executive has heretofore discussed the Company and its plans, operations and financial condition with the Company’s officers, knows that the Company continues to be a highly speculative business and has heretofore received all such information as Executive has deemed necessary and appropriate to enable Executive to evaluate the financial risk inherent in making an investment in the shares of common stock of the Company subject to the Share Grants (the “Shares”), and Executive has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof;

(iii)	Executive understands that an investment in the Shares is speculative and that any possible profits therefrom are uncertain;

(iv)	Executive is able to bear the economic risks of the investment in Shares for an indefinite period of time; and

(v)	Executive is acquiring the Shares for his own account and not with a view to their resale or distribution.

(b)     Executive acknowledges that the Shares have not been registered under the Securities Act of 1933 (the “Securities Act”), and are being issued to him in reliance upon the exemption from such registration provided by Regulation D of the Securities Act and the corresponding state security law exemption applicable to stock issuances to investors whose preexisting business relationship with the issuing company provides the investor with enough knowledge and experience regarding the financial and business matters of the issuing company to reach an informed and knowledgeable decision regarding the merits and risks of the investment.

(c)     Executive hereby confirms that he has been informed that the Shares constitute restricted securities under the Securities Act and may not be resold or transferred unless the Shares are first registered under the Federal securities laws or unless an exemption from such registration is available. Accordingly, Executive acknowledges that he is prepared to hold the Shares for an indefinite period.

(d)     Executive agrees that he will make no disposition of the Shares unless and until he has provided the Company with an opinion of counsel, in form and substance reasonably satisfactory to the Company, that (i) the proposed disposition does not require registration of the Shares under the Securities Act, or (ii) all appropriate action necessary for compliance with the registration requirements of the Securities Act or of any exemption from registration available under the Securities Act has been taken.

(e)     In order to reflect the restrictions on disposition of the Shares, the stock certificates for the Shares will be endorsed with a restrictive legend substantially in the form of the following:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING THESE SECURITIES OR (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL FOR THIS CORPORATION) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION OR THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.”

16.     Acknowledgment. Executive represents and agrees that in executing this Agreement he is relying solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of his rights and claims. Executive acknowledges that he has executed this Agreement voluntarily, free of any duress of coercion. Further, Executive acknowledges that he has a full understanding of the terms of this Agreement and that he is not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement.

17.     Miscellaneous

(a)     Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when delivered by a nationally recognized overnight mail courier, postage pre-paid. In case of the Company, mailed notices shall be addressed to its corporate headquarters as set forth in its most recent filing with the United States Securities and Exchange Commission (the “SEC”), and all notices shall be directed to the attention of its Chairman of the Board. In case of Executive, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. Executive understands that it may be recommended or required that Cyanotech file a copy of this Agreement and/or a summary thereof with the SEC and Executive hereby consents to any such filings with the SEC.

(b)     Binding on Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and shall inure to the benefit of and be binding upon Executive’s heirs, executors, administrators, successors and assigns. This Agreement is specific to Executive and may not be assigned by Executive.

(c)     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(d)     Advice of Counsel. In executing this Agreement, Executive acknowledges that he has had the opportunity to consult with, and be advised by, an independent lawyer of his choice, and that he has executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence.

(e)     Entire Agreement. This Agreement and the Surviving Provisions and any document(s) expressly incorporated herein contain the entire agreement and understanding between Executive and the Company regarding the matters set forth herein and replace all prior agreements, arrangements and understandings, written or oral. This Agreement cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by Executive and the Company.

(f)     Choice of Law. The parties agree that the formation, terms, and construction of this Agreement are governed by the laws of the State of Hawaii, and where applicable, of the United States.

(g)     Disputes. The parties intend that any claims under this Agreement be subject to the same dispute resolution procedures as claims made under the Surviving Provisions. Therefore the parties agree that any and all claims, controversies or disputes arising out of or relating to this Agreement, or the breach thereof, which remain unresolved after direct negotiations between the parties, shall first be submitted to confidential mediation in Honolulu in accordance with the Rules, Procedures and Protocols for Mediation of Disputes of Dispute Prevention & Resolution, Inc. (“DPRI”) then in effect. If any issues, claims or disputes remain unresolved after mediation concludes, the parties agree to submit any such issues to binding arbitration in Honolulu before one or three arbitrator(s) in accordance with the Rules, Procedures and Protocols for Arbitration of Disputes of DPRI then in effect. However, the parties agree that the foregoing shall not preclude either party from seeking any injunctive or equitable relief from a court of competent jurisdiction pursuant to any provision of this Agreement. The parties further agree that, subject to Chapter 658A, Hawaii Revised Statutes, as the same may hereafter be amended or recodified, the award of the arbitrator(s) shall be binding upon each party and that judgment upon the award rendered may be entered in any court of competent jurisdiction.

(h)     Attorneys’ Fees and Costs. The parties will bear their own fees and costs incurred in connection with negotiating and drafting this Agreement.

(i)     Headings; Interpretation. The various headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement. It is the intent of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party.

(j)     Counterparts. This Agreement may be executed in counterparts, including facsimile counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective delivery of a manually executed counterpart to this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

Cyanotech Corporation:

By:       /s/Gerald R. Cysewski                      Date: June 3, 2019

       Name: Gerald R. Cysewski

       Title:  Chief Executive Officer

Executive:

By:      /s/Mawae Morton                            Date: June 3, 2019

       Mawae Morton, an individual